Exhibit 99.3

TTM Digital Assets & Technologies, Inc. and Subsidiaries

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

On   April 8, 2021, Sysorex, Inc. (“Sysorex”), TTM Digital Assets & Technologies, Inc. (“TTM Digital” or the “Company”), and TTM Acquisition Corp., a Nevada corporation, a wholly owned subsidiary of Sysorex (“MergerSub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, the parties agreed that at the Effective Time (defined below), Sysorex would acquire the Company by way of a reverse triangular merger, subject to certain closing conditions (the “Merger”). On April 14, 2021 (the “Effective Time”), the closing conditions delineated in the Merger Agreement were satisfied and the Merger closed. At the Effective Time, the MergerSub was merged with and into TTM Digital with TTM Digital surviving the Merger. Under the terms of the Merger Agreement, the Shareholders of TTM Digital received a right to receive an aggregate of 124,218,268 shares of Sysorex common stock, $0.00001 par value per share (the “Merger Shares”) in exchange for their shares of TTM Digital. Simultaneously, upon the issuance of the Merger Shares to the TTM Digital Shareholders, Sysorex was issued all of the authorized capital of TTM Digital and TTM Digital became a wholly owned subsidiary of Sysorex (together the “Combined Company”). The Merger resulted in a change of control, with the shareholders of TTM Digital receiving that number of Merger Shares equal to approximately eighty percent (80%) of the outstanding shares of capital stock of Sysorex including the effect of the Sysorex Recapitalization as discussed in Balance Sheet Adjustment A below. The Merger was structured as and is intended to constitute a tax-free exchange pursuant to Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

In addition to the Merger Agreement with Sysorex, on March 30, 2021, TTM Digital entered into an Asset Contribution and Exchange Agreement to acquire approximately 4,500 GPUs, and thereafter, a Purchase Order on April 1, 2021 for a lease-to-buy financing arrangement with CoreWeave (the “Mining Processor Expansion”), with both CoreWeave agreements closing on or after April 1, 2021. TTM Digital completed the Mining Processor Expansion to complete, along with the Merger, a large scale publicly traded cryptocurrency mining operation. The Company issued equity to the owners of the Cryptocurrency Mining Processors representing 28.65% of the equity outstanding for TTM Digital prior to the Merger and agreed to installment payments of $2.2 million over 180 days subject to acceleration based on the completion of certain corporate events.

The following tables set forth selected unaudited pro forma historical financial information and unaudited pro forma per share information in connection with the Combined Company. The pro forma amounts included in the tables below are presented as if the Merger Agreement had been consummated for all periods presented, have been prepared in accordance with GAAP, but have not been audited. The pro forma amounts in the tables below are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the Combined Company that would have actually occurred had the Merger Agreement been consummated during the periods presented or of the future financial position or future results of operations of the Combined Company.

The accompanying unaudited combined condensed pro forma financial statements of the Company are presented to illustrate the estimated effects of the Merger Agreement.

The unaudited combined condensed pro forma financial statements have been derived from the historical consolidated financial statements of Sysorex and TTM Digital. The unaudited combined condensed pro forma statements of operations for the three months ended March 31, 2021, and for the year ended December 31, 2020 combine the historical consolidated statements of operations of Sysorex and the historical consolidated statements of operations of TTM Digital, giving effect to the Merger Agreement as if it had been consummated on January 1, 2020, for the year ended December 31, 2020 and January 1, 2021 for the three months ended March 31, 2021. The unaudited combined condensed pro forma balance sheet combines the historical consolidated balance sheet of Sysorex and the historical consolidated balance sheet of TTM Digital as of March 31, 2021, giving effect to the Merger Agreement as if it had been consummated on March 31, 2021. The historical consolidated financial statements have been adjusted in the unaudited combined condensed pro forma financial statements to give pro forma effect to events that are: (a) directly attributable to the Merger Agreement; (b) factually supportable; and (c) with respect to the statements of operations, expected to have a continuing impact on the Company’s results following the completion of the Merger Agreement.

The assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial statements are described in the accompanying notes, which should be read together with the pro forma combined financial statements. The unaudited combined condensed pro forma financial statements should be read together with Sysorex’s historical consolidated financial statements, which are included in Sysorex’s latest annual report on Form 10-K and subsequent quarterly report on Form 10-Q, and the historical consolidated financial statements of TTM Digital as of March 31, 2021, and December 31, 2020 included as Exhibit 99.1 to this current report on Form 8-K/A. The unaudited combined condensed pro forma financial information included herein has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The unaudited combined condensed pro forma financial statements are presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X. The pro forma financial information presented gives effect to pro forma events that are (a) directly attributable to the Arrangement, (b) factually supportable and (c) with respect to the pro forma statement of operations, expected to have a continuing impact. The Merger Agreement is being accounted for as a business combination using the acquisition method in accordance with accounting standards codification 805, Business Combinations. Under this method of accounting the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Merger Agreement.

The Merger Agreement is in substance a reverse acquisition of Sysorex by TTM Digital. On completion of the Merger Agreement, holders of TTM Digital Shares held approximately 80% of the outstanding Combined Company Shares including the effect of the Sysorex Recapitalization described below under Balance Sheet Adjustment A while holders of Sysorex Shares retained approximately 20% of the outstanding Combined Company Shares. The Combined Company is expected to be renamed TTM Digital Assets & Technologies.

Unaudited Combined Condensed Pro Forma Balance Sheet

March 31, 2021

	TTM Digital Assets	Sysorex Inc	Pro Forma Merger Adjustment	Notes	Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$261,739	$34,798	$-		$296,537
Accounts receivable, net	-	334,963	-		334,963
Digital assets	13,631	-	-		13,631
Prepaid expenses and other current assets	16,262	2,352,804	(2,000,000)	A	369,066

Total current assets	291,632	2,722,565	(2,000,000)		1,014,197

Property and equipment, net	943,763	72,312	11,065,088	B, C	12,081,163
Intangible assets	-	522,081	20,777,919	B, D	21,300,000
Goodwill	-	-	17,763,190	E	17,763,190
Investment in Up North LLC	647,386	-	-		647,386
Other non-current assets	-	28,960	-		28,960

Total assets	$1,882,781	$3,345,918	$47,606,197		$52,834,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$-	$7,273,391	$(518,849)	A	$6,754,542
Deferred revenue	-	381,031	-		381,031
Accrued liabilities	89,500	1,347,217	570,840	A, F	2,007,557
Loans payable	-	1,220,106	959,652	A, B, G	2,179,758
Other liabilities	-	74,121	-		74,121

Total current liabilities	89,500	10,295,866	1,011,643		11,397,009

LONG-TERM LIABILITIES
Long term debt-promissor note	-	7,608	-		7,608
Due to First Choice	-	5,200,645	(3,000,000)	A	2,200,645
Related party payables	-	12,711,426	(12,711,426)	A	-
Deferred taxes	178,508	-	2,375,000	E	2,553,508

Total long-term liabilities	178,508	17,919,679	(13,336,426)		4,761,762

Total liabilities	268,008	28,215,545	(12,324,783)		16,158,771

STOCKHOLDERS’ EQUITY
Common Stock - Par	-	4	1,911	A,B, H, I, J	1,915
Common Stock - APIC	538,721	(11,492,390)	51,423,078	A,B, H, I, J	40,469,409
Treasury Stock	-	1	(1)	I	-
Retained earnings	1,076,052	(13,377,243)	8,505,993	A, F, I	(3,795,198)

Total Stockholders’ Equity	1,614,772	(24,869,627)	59,930,980		36,676,125

Total Liabilities and Stockholders’ Equity	$1,882,781	$3,345,918	$47,606,197		$52,834,896

See accompanying notes to unaudited combined condensed pro forma financial information

Unaudited Combined Condensed Pro Forma Statement of Operations

Three months ended March 31, 2021

	TTM Digital	Sysorex Inc	Pro Forma Merger Adjustment	Notes	Pro Forma Combined

REVENUES
Products revenue	$-	$927,567	$-		$927,567
Services revenue	-	479,192	-		479,192
Mining Income	2,017,591	-	-		2,017,591
Total revenues	2,017,591	1,406,758	-		3,424,349

COSTS AND EXPENSES
Cost of revenues, excluding depreciation shown below	131,382	1,158,492	-		1,289,873
Depreciation expense	199,464	-	927,500	K	1,126,964
Management fees	321,581	-	-		321,581
Selling, general, and administrative	57,116	999,636	-		1,056,752
Amortization of intangibles	-	78,312	986,688	L	1,065,000
Total costs and expenses	709,543	2,236,439	1,914,188		4,860,170

OPERATING INCOME (LOSS)	1,308,048	(829,681)	(1,914,188)		(1,435,821)

OTHER (INCOME) EXPENSE
Realized gain on sale of digital assets	(87,005)	-	-		(87,005)
Loss on disposal of assets	6,850	-	-		6,850
Interest expense	-	546,246	(360,919)	M	185,327
Other (Income)/Expense	1,648	(1,548)	-		100
Total other (income) expense	(78,507)	544,697	(360,919)		105,271
LOSS BEFORE INCOME TAX	1,386,555	(1,374,378)	(1,553,269)		(1,541,092)

PROVISION FOR INCOME TAXES	178,508	-	-		178,508

SHARE OF NET INCOME OF EQUITY METHOD INVESTEE	(3,587)	-	-		(3,587)
NET INCOME (LOSS)	$1,211,634	$(1,374,378)	$(1,553,269)		$(1,716,014)

Net Income (Loss) per share - basic and diluted	$0.01	$(3.06)			$(0.01)

Weighted Average Shares Outstanding - basic and diluted	124,218,268	448,439			158,763,962

See accompanying notes to unaudited combined condensed pro forma financial information

Unaudited Combined Condensed Pro Forma Statement of Operations

Twelve months ended December 31, 2020

	TTM Digital	Sysorex Inc	Pro Forma Merger Adjustment	Notes	Pro Forma Combined

REVENUES
Products revenue	$-	$7,934,000	$-		$7,934,000
Services revenue	-	3,592,000	-		3,592,000
Mining Income	1,868,408	-	-		1,868,408
Total revenues	1,868,408	11,526,000	-		13,394,408

COSTS AND EXPENSES
Cost of revenues, excluding depreciation shown below	433,438	9,178,000	-		9,611,438
Depreciation expense	827,148	-	3,710,000	K	4,537,148
Management fees	145,059	-	-		145,059
Selling, general, and administrative	4,218	3,797,000	-		3,801,218
Amortization of intangibles	-	313,000	3,947,000	L	4,260,000
Total costs and expenses	1,409,863	13,288,000	7,657,000		22,354,863

OPERATING INCOME (LOSS)	458,545	(1,762,000)	(7,657,000)		(8,960,455)

OTHER (INCOME) EXPENSE
Realized gain on sale of digital assets	(44,180)	-	-		(44,180)
Gain on disposal of assets	(16,589)	-	-		(16,589)
Interest expense	-	1,721,000	(1,248,118)	M	472,882
Other (Income)/Expense	28,716	(19,000)	-		9,716
Total other (income) expense	(32,053)	1,702,000	(1,248,118)		421,829
LOSS BEFORE INCOME TAX	490,598	(3,464,000)	(6,408,882)		(9,382,284)

PROVISION FOR INCOME TAXES	-	-	-		-

SHARE OF NET INCOME OF EQUITY METHOD INVESTEE	39,089	-	-		39,089
NET INCOME (LOSS)	$451,509	$(3,464,000)	$(6,408,882)		$(9,421,373)

Net Income (Loss) per share - basic and diluted	$-	$(8.46)			$(0.06)

Weighted Average Shares Outstanding - basic and diluted	124,218,268	409,667			158,725,190

See accompanying notes to unaudited combined condensed pro forma financial information

NOTES TO THE UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

(in thousands)

(1) Basis of Presentation

The unaudited combined condensed pro forma financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the Combined Company after giving effect to the Merger Agreement (the “Acquisition”). The historical financial information of Sysorex and TTM Digital has been adjusted to give pro forma effect to events that are: (a) directly attributable to the Acquisition, (b) factually supportable, and (c) with respect to the unaudited combined condensed pro forma statements of operations, expected to have a continuing impact on the combined results. The Acquisition Adjustments included in the unaudited combined condensed pro forma financial information (“Pro Forma Financial Information”) are based on currently available data and assumptions that the Company believes are reasonable. However, the Unaudited Combined Condensed Pro Forma Statements of Operations do not include any expected revenue synergies or cost savings or restructuring actions that may be achievable or that may occur subsequent to the Acquisition. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts as additional information becomes available and as additional analyses are performed.

The Acquisition Adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition. The final determination of the purchase price allocation will be based on the final valuation of the fair values of assets acquired and liabilities assumed.

(2) Preliminary Purchase Consideration and Purchase Price Allocation

The Acquisition is being accounted for as a business combination using the acquisition method in accordance with Accounting Standards Codification 805, Business Combinations. Under this method of accounting the purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Acquisition.

The Acquisition is in substance a reverse acquisition of Sysorex by TTM Digital. On completion of the Acquisition, holders of TTM Digital Shares held approximately 80% of the outstanding Combined Company Shares after the effect of the Sysorex Recapitalization as described below in Balance Sheet Adjustment A while holders of Sysorex Shares will retain approximately 20% of the outstanding Combined Company Shares. The Combined Company is expected to be renamed TTM Digital Assets & Technologies.

The following table presents the preliminary allocation of the $281,263   consideration for the transaction as of the acquisition date. The Merger was valued at the determined fair value of the equity of $0.569 per share (the “Merger Share Price”). The Merger Share Price was used to value the equity attributed to the Sysorex shareholders in the Acquisition before giving effect to the Sysorex Recapitalization as discussed below in Balance Sheet Adjustment A. The aggregate equity amount was determined based on the additional number of Shares that would be issued for the TTM Digital shareholders to hold 80% of the Combined Company after completion of the Merger Agreement including the effect of the Sysorex Recapitalization as discussed below in Balance Sheet Adjustment A.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. As described above, fair values assigned to certain assets acquired and liabilities assumed are preliminary and thus subject to change:

TTM Digital Assets

Reverse Acquisition of Sysorex

Preliminary Purchase Allocation Table

Acquisition Date: April 14, 2021

Whole US Dollars

Updated: June 23, 2021

Cash and cash equivalents	$28,241
Accounts receivable	4,673,242
Prepaid expenses	2,551,214
Property and equipment	7,400
Intangible assets	10,000,000
Other assets	28,960

Total fair value of assets acquired	17,289,057

Accounts payable	8,303,828
Accrued expenses	2,721,840
Deferred revenues	629,262
Debt	19,847,401
Other liabilities	10,305
Deferred income taxes	2,375,000

Total fair value of liabilities assumed	33,887,636

Total identifiable net assets acquired	(16,598,579)

Goodwill	16,879,842

Total fair value of net assets acquired	$281,263

Other considerations in the preliminary allocation of the estimated reverse acquisition purchase price include the following:

1)	Our preliminary valuation used to allocate the purchase price uses a third-party market participant view and assumes there are no synergies unique in the reverse acquisition. If there were any synergies unique in the reverse acquisition, then a higher portion of the purchase consideration would be allocated to goodwill;

2)	Accounts receivable and other current asset and liability carrying values approximate fair value;

3)	As required by acquisition accounting, the estimated fair value of deferred revenue is the cost to fulfill our service obligations plus a normal profit margin which approximates the carrying value.

(3)	Acquisition Adjustments

The following is a summary of the Acquisition Adjustments reflected in the Pro Forma Financial Information based on preliminary estimates, which may change as additional information is obtained.

Balance Sheet Adjustments

The pro forma balance sheet adjustments include:

A.	As a precondition to the Merger Agreement the majority of the Sysorex debt, certain liabilities classified as current and a forward consulting contract with a former Sysorex Board Member (the “Debt Items”) aggregating $19,401,340 were converted to 31,097,255 shares of Sysorex stock and the right receive 3,000,000 shares of Sysorex stock at a future date at the option of the holder (the “Sysorex Recapitalization”). As a result of the Debt Items not having original contractual conversion features the holders of the Debt Items are not classified as owners of Sysorex in the Merger and the Sysorex Recapitalization is accounted for as a separate transaction occurring immediately following the Merger for GAAP. Under the Exchange Agreement executed with each debt holder, the Debt Items were converted at a contractual conversion rate of $0.569 per share (the “Conversion Price”) which is the same as the Merger Share Price. The Company recognized $2,000,000 in debt restructuring fees and $711,250 in future consulting expenses as a result of the Sysorex Recapitalization. As these expenses are non-recurring they have not been included in the Pro Forma Statement of Operations.

B.	On April 1, 2021, the Company purchased additional data mining equipment and associated intangibles described above as the Mining Processor Expansion. To complete the transaction the Company financed a portion of the transaction with payment terms calling for the application of mining revenues from the data mining equipment to be applied as payments against the financing balance with full payment of the financing due within 180 days. The financing portion of the transaction was discounted at the Company’s incremental borrowing rate of 10% and had a fair value of $2,180,000. In addition to the financing component the Company issued equity in exchange for the equipment which was exchanged for 35,588,548 shares of stock in the reverse merger transaction.

C.	Reflects the fair value adjustment for property and equipment as of the acquisition date.

D.	Reflects the provisional intangible assets recognized in the reverse acquisition to create the Combined Company and removes the carrying value of the Sysorex legacy intangible assets.

E.	To record the net deferred tax liability and goodwill, estimated as a result of the preliminary purchase price allocation described above.

F.	Adjusts for the transaction costs not accrued as of March 31, 2021 by TTM Digital and Sysorex associated with reverse acquisition of Sysorex. The Company has not recognized transaction costs and one-time professional fees in the historical financial statements of TTM Digital and Sysorex that will not have recurring significant ongoing impact in excess of one year. Accordingly, an adjustment for these costs has not been included in the pro forma statements of operations.

G.	Reflects the effect of the forgiveness of the PPP Loan by the U.S. Small Business Administration on April 2, 2021.

H.	Reflects the fair value of the merger consideration recognized in the reverse acquisition.

I.	Eliminates the historical equity of Sysorex.

J.	Adjusts the TTM Par Value for the reverse merger.

Statement of Operations Adjustments:

K.	Reflects the depreciation expense on the additional data mining equipment acquired by TTM Digital on April 1, 2021.

L.	Reflects the adjustment to amortization expense to remove the intangible amortization recorded in the historical financial statements of Sysorex and adds the estimated amortization expense on the provisional intangible assets recognized in the reverse acquisition and the acquisition of additional intangible assets as of part of the transaction to acquire additional data mining rig equipment on April 1, 2021 by TTM Digital.

M.	This adjustment records interest expense savings on the debt converted to equity by Sysorex in the Sysorex Recapitalization. In addition, the adjustment reflects the additional estimated interest expense associated with the financing on the acquisition of additional data mining capacity on April 1, 2021 by TTM Digital.